Exhibit 10.3
MASTERCARD INTERNATIONAL INCORPORATED
SENIOR EXECUTIVE INCENTIVE PLAN
Plan Document
1.	Purpose

The Senior Executive Incentive Plan (the “Plan”) is designed to support the strategic commitment to attract, retain and motivate senior executives of MasterCard International Incorporated (the “Company”) and Affiliated Employers by providing a long-term incentive opportunity that is based on the Company’s and/or Affiliated Employer’s achievement of its long-term performance goals.

2.	Definitions

For purposes of this Plan, the following terms shall have the meanings set forth below:

“Affiliated Employer” shall mean (i) any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code), which includes the Company, (ii) any trade or business (whether or not incorporated), which is under common control (as defined in Section 414(c) of the Code) with the Company, (iii) any organization (whether or not incorporated) which is a member of an affiliated services group (as defined in Section 414(m) of the Code) which includes the Company, and (iv) any other entity required to be aggregated with the Company pursuant to regulations under Section 414(o) of the Code.

“Board” shall mean the Global Board of Directors of the Company.

“Cause” shall mean (i) the willful failure by the Participant to perform his duties or responsibilities as an employee of the Employer (other than due to Disability), (ii) the Participant’s having been convicted of, or entered a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a crime that constitutes a misdemeanor involving moral turpitude, (iii) the material breach by the Participant of any written covenant or agreement with the Company or an Affiliated Employer not to disclose any information pertaining to the Company and/or its Affiliated Employers, or (iv) the breach by the Executive of the Code of Conduct, or any material provision of the following Company policies: discrimination, substance abuse, workplace violence, nepotism, travel and entertainment, corporation information security, antitrust/competition law, foreign corrupt practices act, and similar policies, whether currently in effect or later adopted.

“Change in Control” means:

(i) if (a) at any time three stockholders have become entitled to cast at least 45 percent of the votes eligible to be cast by all the stockholders of MasterCard Incorporated on any issue, (b) at any time, a plan or agreement is approved by the stockholders of MasterCard Incorporated to sell, transfer, assign, lease or exchange (in one transaction or in a series of transactions) all or substantially all of the Company’s or MasterCard Incorporated’s assets, (c) at any time, a plan is approved by the stockholders of MasterCard Incorporated for the sale, liquidation or dissolution of the Company or MasterCard Incorporated or (d) at any time MasterCard Incorporated shall cease to be the sole class B member of the Company or otherwise cease to control substantially all voting rights in the Company. The foregoing notwithstanding, a reorganization in which the stockholders of MasterCard Incorporated continue to have all of the ownership rights in the continuing entity shall not in and of itself be deemed a “Change in Control” under (b), (c) and/or (d);

(ii) the approval by the stockholders of MasterCard Incorporated of (a) any consolidation or merger involving MasterCard Incorporated in which MasterCard Incorporated is not the continuing or surviving corporation or pursuant to which shares of stock of MasterCard Incorporated would be converted into cash, securities or other property, other than a merger in which the holders of the stock immediately prior to the merger will have the same proportionate ownership interest (i.e., still own 100% of total) of common stock of the surviving corporation immediately after the merger;

(iii) any “person” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than MasterCard Incorporated or a subsidiary or employee benefit plan or trust maintained by MasterCard Incorporated any of its subsidiaries, becoming (together with its “affiliates” and “associates”, as defined in Rule 12b-2 under the Exchange Act) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than twenty-five percent (25%) of the stock of MasterCard Incorporated outstanding at the time, without the prior approval of the Board; or

(iv) a majority of the voting directors of MasterCard Incorporated proposed on a slate for election by stockholders of MasterCard Incorporated are rejected by a vote of such stockholders.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Global Board of Directors of the Company, or such other committee, or subcommittee of the Compensation Committee, as further described in Section 9(a), designated by the Board to administer the Plan.

“Determination Date” shall have the meaning set forth in Section 5(b).

“Disability” shall mean total and permanent disability in accordance with the Company’s or an Affiliated Employer’s long-term disability plan, as determined by the Committee.

“Employer” shall mean the Company or an Affiliated Employer that adopts the Plan with the approval of the Board. Appendix A contains a list of each Employer.

“Participant” shall mean an eligible employee to whom a Performance Unit award has been granted.

“Performance Levels” shall mean, with respect to the Performance Measures (on an aggregate basis), the following degrees of achievement: Below Threshold, Threshold, Target, and Superior.

“Performance Measures” shall mean one or more objective performance goals established by the Committee with respect to each award of Performance Units, based upon one or more of the following objective business criteria: (i) revenue; (ii) earnings (including earnings before interest, taxes, depreciation, and amortization, earnings before interest and taxes, and earnings before or after taxes); (iii) operating income; (iv) net income; (v) profit margins; (vi) earnings per share; (vii) return on assets; (viii) return on equity; (ix) return on invested capital; (x) economic value-added; (xi) stock price; (xii) gross dollar volume; (xiii) total shareholder return; (xiv) market share; (xv) book value; (xvi) expense management; and (xvii) cash flow. The foregoing criteria may relate to the Company, one or more of its Affiliated Employers or subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, the Performance Measures shall be calculated without regard to extraordinary, unusual and/or non-recurring items that decrease earnings or other Performance Measures, and with regard to such extraordinary, unusual, and/or non-recurring items that increase earnings or other Performance measures.

“Performance Period” shall mean, with respect to each award of Performance Units, the three-year period beginning on the date such award is granted, or such other period of no less than 90 days, as may be established by the Committee at the time of grant.

“Performance Unit” shall mean a performance unit award granted under the Plan.

“Post-Performance Period” shall have the meaning set forth in Section 7(b).

“Retirement” shall mean termination from service by a Participant occurring on or after the earliest of: (i) attaining age 65 while in service, (ii) attaining age 60 while in service and completing five years of service, and (iii) attaining age 55 while in service and completing ten years of service.

“Twelve-Month Cycle” shall mean any twelve-month period ending with an anniversary date of the date of a grant of a Performance Unit award that occurs on or before the end of the Vesting Period with respect to that award.

“Unit Value” shall be the value of a Performance Unit as determined in accordance with Section 5.

“Vesting Period” shall mean, with respect to each grant of Performance Units, the period during which such Performance Units may become vested, as set forth in the certificate or written agreement provided to the Participant with respect to the grant, beginning on the date of grant.

3.	Eligibility

Employees who are designated as members of the Company’s Policy Committee, or its equivalent, are eligible for participation in any Performance Period provided they have achieved the minimum performance evaluation rating required for participation as determined by the Committee and have been designated to the appropriate level by March 31 of the first calendar year of the Performance Period. In addition, the Committee and/or the Chief Executive Officer may designate any other employee as eligible to participate in the Plan.

4.	Performance Unit Awards
(a)	Subject to the provisions of this Plan, the eligible employees to whom a grant of one or more Performance Units is awarded shall be determined by the CEO of the Company with approval by the Committee and evidenced by a certificate or written agreement provided to each such Participant. Subject to Sections 6 and 7 of the Plan, each Performance Unit grant shall entitle a Participant to receive a cash payment equal to the Unit Value, as adjusted under Section 5(a) below, of such Performance Unit. Unit Value shall be determined in accordance with Section 5.

(b)	The Committee shall specify the terms and conditions of each award of Performance Units, including the applicable vesting schedule, Performance Period, Performance Measures, Performance Levels, and resulting Unit Value as a consequence of the specified Performance Levels. The Performance Measures shall be established by the Committee for a Performance Period (i) while the outcome for that Performance Period is substantially uncertain and (ii) no more than 90 days or, if less, the number of days which is equal to 25 percent of the relevant Performance Period, after the commencement of the Performance Period to which the Performance Measure relates, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto). The Committee may condition the grant of a new award on the surrender of an outstanding award. Any such new award shall be subject to the terms and conditions specified by the Committee at the time the new award is granted, in accordance with the provisions of the Plan and without regard to the terms of the surrendered award.
5.	Unit Value

(a)	Subject to the negative adjustments described in this Section 5(a), the Unit Value of a Performance Unit shall be determined based upon the achievement of Performance Levels as of the Determination Date as follows.

Performance Level	Unit Value

Below Threshold	$0
Threshold	$50
Target	$100
Superior	$200
Determinations as to the achievement of Performance Levels shall be made by the Committee in its sole discretion, and the Committee shall so certify. Where the Committee specifies in the grant, the Committee will determine the Unit Value based on interpolation in the event that performance between Performance Levels is achieved (i.e., between Threshold and Target or Target and Superior), and where the Committee does not so specify, the Unit Value will be based on the highest Performance Level achieved. The grant may provide for interpolation as to certain Performance Measures, but not as to others. The Unit Value of all or any subset of the Performance Units awarded actually paid to a given Participant may be less than the Unit Value determined by the applicable Performance Measure formula, at the discretion of the Committee.

(b)	The Committee shall certify that it has determined the Performance Level achieved for a Performance Period and has determined Unit Value, including any adjustments under Section 5(a) above, during the 60-day period following the Determination Date. Except as otherwise provided by the Committee, the Determination Date shall be the last day of the Performance Period to which a Performance Unit relates; provided that, if a Participant terminates employment prior to the end of the Performance Period due to death or Disability, termination by the Company without Cause, or termination by the participant with good reason, the Determination Date with respect to any Performance Units relating to such Performance Period shall be deemed to be the last day of employment and the Performance Level achieved with respect to any such Performance Units shall be deemed to be Target. Provided, further, that, in the event of a Change in Control during a Performance Period, the Determination Date with respect to Performance Units relating to such Performance Period for key executives as defined in the MasterCard Change of Control policy or who are parties to a “Change-in-Control” agreement with the Company or an Affiliated Employer shall be deemed to be the date of the Change in Control, and the Performance Level achieved shall be deemed to be target or as otherwise provided in the Change-in-Control agreement. In the event the Company receives approval from the Internal Revenue Service that such a provision will not adversely affect the qualification as performance-based compensation under Section 162(m) of the Code of grants under the Plan to Participants who do not terminate during a Performance Period due to Retirement, if a Participant terminates employment prior to the end of the Performance Period due to Retirement after performance of six months of services in the Performance Period, the Determination Date with respect to any Performance Units relating to such Performance Period shall be deemed to be the last day of employment and the Performance Level achieved with respect to any such Performance Units shall be deemed to be Target.
6.	Vesting
(a)	Each Performance Unit shall vest subject to such terms and conditions as the Committee may, in its sole discretion, determine; provided that, unless otherwise provided by the Committee at the time of award, Performance Units which relate to a three-year Performance Period shall vest in annual increments according to the following schedule, but only to the extent that the Participant completes 1,000 hours of service in each

Twelve-Month Cycle and is employed on the last day of the respective Twelve-Month Cycle:

Twelve-Month
Cycle Ending
on the Following Anniversary of	% of Performance
the Date of Grant	Units Vested
1st Anniversary	26 2/3%
2nd Anniversary	26 2/3%
3rd Anniversary	26 2/3%
4th Anniversary	0%
5th Anniversary	20%
(b)	Except as otherwise determined by the Committee or as provided in Section 6(c), upon termination of a Participant’s employment for any reason, all then unvested Performance Units (including those relating to the Twelve-Month Cycle in which a Participant terminates employment, and subsequent Twelve-Month Cycles during the Vesting Period for the award) shall be forfeited; provided, however, that (i) upon a Participant’s termination of employment due to death or Disability, or due to Retirement after performance of at least six months of services in the Performance Period, all of the Participant’s Performance Units shall immediately vest and none shall be forfeited, and (ii) in the event of a Change in Control, key executives as defined in the MasterCard Change of Control policy or who are parties to a “Change-in-Control” agreement with the Company or an Affiliated Employer shall be eligible for immediate vesting in all unvested awards.

(c)	Notwithstanding the foregoing, if a Participant ceases to be employed during a Twelve-Month Cycle within a Vesting Period, but is rehired either during the same Twelve-Month Cycle or during a subsequent Twelve-Month Cycle in the same Vesting Period, the Participant shall be eligible to vest in the previously forfeited Performance Units under that award that relate to the Twelve-Month Cycle of rehiring and subsequent Twelve-Month Cycles if the Participant otherwise meets the terms and conditions specified in the award and completes 1,000 hours of service in and is employed on the last day of the Twelve-Month Cycle; provided, however, that, in order to vest in the Performance Units relating to the final Twelve-Month Cycle in the Vesting Period, the Participant must also have been employed on the first day of that final Twelve-Month Cycle.

(d)	Notwithstanding the foregoing Section 6(a), (i) upon a Participant’s termination of employment for Cause or (ii) upon a Participant’s violation of the noncompetition provisions set forth in Section 7(c) below, all vested but unpaid Performance Units held by the Participant shall be forfeited in full, without any right to payment from the Company. The Committee in its sole discretion shall determine whether a termination was for Cause.
7.	Payment
(a)	Except as otherwise determined by the Committee at the time of grant of a Performance Unit, or as otherwise elected by the Participant pursuant to Section 7(d) below, within 60 days after the Committee’s certification of the Unit Value in accordance with Section 5, Participant shall receive a cash payment in respect of each vested Performance Unit equal to such Unit Value for the completed Performance Period.

(b)	Except as otherwise determined by the Committee at the time of grant of a Performance Unit, or as otherwise elected by the Participant pursuant to Section 7(d) below, (i) if

Participant remains employed such that he or she vests in Performance Units for a Twelve-Month Cycle in the portion of the Vesting Period that extends beyond the Performance Period (the “Post-Performance Period”) the Participant shall receive, within 60 days after the end of the Vesting Period, an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value. If a Participant terminates employment due to death or Disability, termination by the Company without Cause, termination by the Participant for good reason, or Retirement during the Post-Performance Period, subject to Section 7(c) below, the Participant shall receive, within 60 days of the termination, or if longer, within 60 days of the Committee’s certification of Performance Level and determination of Unit Value under Section 5(b), an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value. In the event of a Change-in-Control during the Post-Performance Period, the Participant shall receive, within 60 days of the Change in Control, or, if longer, within 60 days of the Committee’s certification of Performance Level and determination of Unit Value under Section 5(b), an additional cash payment in respect of each Performance Unit which has not yet been paid pursuant to paragraph (a) above equal to the Unit Value.
(c)	In the event a Participant voluntarily terminates employment other than by reason of Disability, no payment otherwise due under Section 7(a) or (b) above shall be made before 120 days after such voluntary termination. In the event that, during the 120 days following such voluntary termination, the Participant directly or indirectly engages or invests in any business or activity that is directly or indirectly in competition with any business or activity engaged in by the Company or an Affiliated Employer, including, but not limited to, any credit, charge, chip, or debit card business or processor, the Participant’s Performance Units shall not be paid and, pursuant to Section 6(d)(ii) above, shall be forfeited in full. For purposes of the preceding sentence, the Participant shall be deemed to be engaged in any business in which any person for whom he shall perform services is engaged. Notwithstanding the foregoing, nothing herein shall prohibit the Participant from having a beneficial ownership interest of less than 3% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system. The Participant shall not be treated as engaged or invested in any business in competition with that of the Company or an Affiliated Employer if the Participant performs services or engages in business or activities for a MasterCard member, provided that the MasterCard member is not a party to a brand dedication agreement with VISA USA, VISA International, American Express, JCB, Discover, Diners Club, Carte Blanche or any other competitor of the Company or an Affiliated Employer, the term of which is two years or more. In the event that, during the 120 days following such voluntary termination, the Participant does not engage in or invest in any such competitive business or activity, and certifies to that effect on forms provided by the Company, the Participant’s otherwise vested Performance Units shall be paid.

(d)	Payments of Performance Units under Sections 7(a) and 7(b) above are eligible for deferral under the terms and conditions of the MasterCard International Incorporated Deferral Plan, as amended from time to time. In the event a Participant who has made a Deferred Performance Units Election under the MasterCard International Incorporated Deferral Plan voluntarily terminates employment, Sections 6(d)(ii) and 7(c) will apply to those payments that, in the absence of the Deferred Performance Units Election, would have been paid in the 120 days following termination.

(e)	The maximum cash payment for all awards payable for any three-year performance period, at a Target Performance Level under section 5 above, shall be $8,000,000. In the case of Superior Performance Level, the maximum cash payment for all awards for a three-year Performance Period shall be twice that amount. In the case of a longer or shorter Performance Period, correlative adjustments shall be made to the maximum cash payment.
8.	Term

The Plan was adopted effective January 1, 2005, so as to allow the Company to provide members of the Company’s Policy Committee with performance-based compensation that complies with section 162(m) of the Code. The terms provided herein shall apply to Performance Units awarded under the Plan on and after January 1, 2005. Amendments to the Plan generally shall be effective on their adoption, subject to shareholder approval required by Section 11.

9.	Administration
(a)	The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that the Committee, or if not the Committee, then the subcommittee, shall consist solely of at least two individuals who are intended to qualify as “outside directors” within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any grant made by such subcommittee. The Committee shall determine, in its sole discretion, any question arising in connection with the interpretation or application of the provisions of the Plan and its decisions or actions in respect thereof shall be conclusive and binding upon any and all Participants and their beneficiaries, successors and assigns, and all other persons. All resolutions or actions taken by the Committee shall be by affirmative vote or action of a majority of the members of the Committee.

(b)	Members of the Committee or its delegates shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability with respect to the Plan except for their own gross negligence or willful misconduct in the performance of their duties. The Company shall defend, indemnify and hold harmless each member of the Committee or its delegates against any and all claims, liabilities and costs (including attorney fees) arising in connection with their administration of the Plan except for such member’s own gross negligence or willful misconduct.
10.	General Provisions
(a)	Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any person any right to continue in the employment or other service of the Company or an Affiliated Employer, or shall affect the right of the Company or an Affiliated Employer to terminate the employment or other service of any person at any time with or without cause.

(b)	The grant of Performance Units shall not confer upon a Participant any of the rights of a stockholder of the Company or an Affiliated Employer, and no shares of stock shall be issued pursuant to Performance Units. The rights of a Participant under the Plan shall be no greater than the rights of a general unsecured creditor of the Company or Affiliated Employer.

(c)	In the event a Participant is employed or resides in a country with laws that prescribe certain requirements for long-term incentives to qualify for advantageous tax treatment, the Committee may at its discretion modify the terms of an award to be made under the Plan and procure assumption of any of the Company’s obligations hereunder by an affiliate company, in a manner consistent or inconsistent with the terms of the Plan, for the purpose of qualifying the award under such laws of such country; provided, however, that to the extent possible, the overall terms and conditions of such an award should not be made more favorable to the recipient than would be permitted if the award had been granted under this Plan as herein set forth.

(d)	Participants shall be solely responsible for the payment of any taxes due in connection with the Plan; provided, however, that the Company shall make such provisions as it may deem appropriate for the withholding of any taxes which the Company determines it or an Affiliated Employer is required to withhold in connection with any award under the Plan.

(e)	By accepting any benefits under the Plan, each Participant, and each person claiming under or through him, shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, an Affiliated Employer, their agents and employees, and the Committee.

(f)	The validity, construction, interpretation and administration of the Plan and any awards under the Plan and of any determinations or decisions made thereunder, and the rights of all persons having or claiming to have any interest herein or thereunder, shall be governed by, and determined exclusively in accordance with, the laws of New York (determined without regard to its conflict of laws provisions).

(g)	This Plan shall be binding upon and inure to the benefit of the Company, its affiliated companies and their successors or assigns, and all Participants and their beneficiaries, successors, and assigns and all other persons claiming under or through any of them.

(h)	The value of Performance Unit awards shall not be treated as compensation and/or salary for purposes of calculating a Participant’s benefits under any of the Company’s or an Affiliated Employer’s other benefit plans, policies or programs.

(i)	The use of the masculine gender shall also include within its meaning the feminine. The use of the singular shall include within its meaning the plural and vice versa.
11.	Approval of Plan by Stockholders

This Plan shall be submitted for the approval of the Company’s stockholders at the annual meeting of stockholders to be held in May 2005. In the event that the Plan is not so approved, no awards of Performance Unit shall be payable under the Plan, and the Plan shall terminate and shall be null and void in its entirety.

12.	Amendment and Termination

This Plan may be amended or terminated by the Board or the Committee at any time, for any reason and in any respect; provided, however, that no such amendment or termination of this Plan shall affect adversely any award of Performance Units theretofore granted without the written consent of the holder thereof. Notwithstanding the foregoing:
(a)	The methodology for determining Performance Units and Unit Value may be changed, on a prospective basis, at any time.

(b)	Upon termination of the Plan, the Board or the Committee may provide for the immediate termination of all outstanding Performance Units in exchange for a cash payment equal to the then value of the Performance Units that are outstanding, vested (pursuant to Section 6), and as to which the Committee has certified the Performance Level in accordance with section 5(b). Except in the case of a termination of the Plan as a consequence of a Change of Control, payments for vested awards on termination of the Plan shall not be made before the Committee has certified the Performance Level in accordance with section 5(b). The Board or the Committee also may terminate the Plan and adopt a successor plan or may amend the Plan, and give participants equivalent value in the successor plan or the amended plan for their vested Performance Units in the Plan and equivalent credit in the successor plan or the amended plan for unvested outstanding Performance Units in the Plan.

Appendix A
Employers
MasterCard International Incorporated
MasterCard International, LLC